30 September 2023
Execution version

Tax Matters Agreement

dated	30 September 2023

between	Novartis AG Lichtstrasse 35 4056 Basel Switzerland

hereinafter: “Novartis”

and	Sandoz Group AG Suurstoffi 14 6343 Rotkreuz Switzerland

hereinafter: “Sandoz”

each a “Party” and together the “Parties”

concerning	inter alia the allocation of tax liabilities between the Parties prior to, as a result of and subsequent to the Separation of the Sandoz Business.

Table of Contents

Preamble	4

1	Definitions	4

2	Tax Indemnity	9

2.1	Scope	9

2.2	Indemnity by Sandoz	9

2.3	Indemnity by Novartis	10

2.4	Allocation of Transaction Taxes	10

2.5	Allocation of Transfer Taxes	11

2.6	Allocation of Restructuring Taxes	11

2.7	Allocation of Ordinary Taxes	11

2.8	Limitation on Indemnification of Ordinary Taxes	12

2.9	Refunds and Credits	13

3	Preparation and Filing of Tax Returns; Payment of Taxes	13

3.1	Preparation of Tax Returns	13

3.2	Preparation of Certain Transfer Pricing Documents	14

3.3	Method of Preparing Tax Returns	14

3.4	Information Packages	15

3.5	Payment of Taxes	15

3.6	Amendments	15

3.7	Carrybacks	16

3.8	Tax Attributes	16

4	Tax Matters Relating to the Transaction	16

4.1	Mutual Representations	16

4.2	Mutual Covenants	16

4.3	Restricted Actions	17

4.4	Consent To Take Certain Restricted Actions	17

4.5	Procedures Regarding Opinions and Rulings	18

4.6	Notice Actions	19

4.7	Reporting	19

5	Tax Matters relating to Other Agreements	19

5.1	Termination of Tax Sharing Agreements and Tax Groups	19

5.2	Amount of Indemnity Payments	20

5.3	Tax Treatment of Indemnity Payments	20

5.4	Treatment of Wrong Pocket Assets	20

6	Procedural Matters	20

6.1	Tax Contests	20

6.2	Cooperation	22

6.3	Indemnification Claims and Payments	23

7	Miscellaneous	24

7.1	Incorporation	24

7.2	Dispute Resolution	24

7.3	Termination	24

7.4	Confidentiality	24

7.5	Assignability	25

7.6	Entire Agreement	25

7.7	Separation Agreement; Schedule A	25

7.8	Headings	25

7.9	Survival of Covenants	26

7.10	Late Payments	26

7.11	Interpretation	26

EXHIBIT 1	29

EXHIBIT 2	32

EXHIBIT 3	33

SCHEDULE A-1	35

SCHEDULE A-2	37

EXHIBIT A-2-A	41

ANNEX I	48

Preamble

A
Novartis is a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland and registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland, under the number CHE-103.867.266, and whose registered office is Lichtstrasse 35, 4056 Basel, Switzerland.

B
Sandoz is a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, under the number CHE-433.164.136, and whose registered office is Suurstoffi 14, 6343 Rotkreuz, Switzerland.

C
Pursuant to the Separation and Distribution Agreement, dated on or around the date of this Agreement, concluded between Novartis and Sandoz (the “Separation Agreement”), the Parties have carried out or agreed to carry out the Separation and the Distribution.

D
The Parties intend that the applicable steps of the Transaction as detailed in Exhibit 2 (Separation Steps Plan) and Exhibit 3 (Distribution Steps Plan) to the Separation Agreement qualify for the Intended Tax Treatment.

E
The Parties desire to provide for and agree upon the allocation of Taxes arising prior to, as a result of and subsequent to the Transaction and to provide for and agree upon certain other matters relating to Taxes (the “Agreement”).

Based on the above Preamble, which forms an integral part of this Agreement, the Parties agree as follows:

1	Definitions In this Agreement the following terms have the following meanings. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation Agreement.

Agreement	has the meaning ascribed thereto in the Preamble.
Capital Stock	means (a) all classes or series of stock or other equity interests in a Person and (b) all instruments properly treated as stock in such Person for applicable Tax purposes.
Code	means the U.S. Internal Revenue Code of 1986, as amended.
Default Interest Rate	means the prime lending rate as published in The Wall Street Journal minus two percent (2%).

Delayed Interest	means any asset or entity that is not transferred on or prior to the Effective Time but at a later stage, as indicated in Schedule 2 (Delayed Territories) to the Separation Agreement.
Determination
means (a) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations or a final settlement, compromise or other agreement with the relevant Tax Authority), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD or other similar form, or (b) the payment of Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under Applicable Law (the “Responsible Party”), or the execution of an IRS Form 870 or other similar form, with respect to any item disallowed or adjusted by a Tax Authority, as long as the Responsible Party determines that no action should be taken to recoup that payment or file a claim for refund with respect to that item, and the other Party agrees.

Effective Time	means the completion of the Distribution.
Employment Tax
means any tax payable to a Tax Authority in respect of any employee (including any employment or payroll related taxes, taxes deductible from any amounts paid to an employee, taxes imposed on an employer by reference to an employee or benefits provided to an employee, and any social security, social fund or similar charges or contributions, in each case in any jurisdiction) together with any interest, penalties, additional amounts and additions related thereto.

Indemnity Payment	means an indemnity payment contemplated by any Transaction Document.
Intended Tax Treatment	means the U.S. Intended Tax Treatment and the Swiss Intended Tax Treatment.
IRS	means the U.S. Internal Revenue Service.
Notice Action	means any action designated as a “Notice Action” and occurring at any time during the period specified for such action, in each case on any of the Schedules that comprise Schedule A.
Novartis	has the meaning ascribed to it in the Preamble.
Novartis Business	has the meaning attributed to it in Section 1 (Definitions and Interpretation) to the Separation Agreement.
Novartis Consolidated Return	means any Tax Return for any consolidated, combined, unitary, affiliated, aggregate or similar group that includes (a) any member of the Novartis Group and (b) any member of the Sandoz Group.
Novartis Indemnity Event	means any event designated as a “Novartis Indemnity Event” on any of the Schedules that comprise Schedule A.
Novartis Separate Return	means any Tax Return that (a) includes any member of the Novartis Group and (b) does not include any member of the Sandoz Group.
Novartis Tax Return	designates Novartis Separate Returns together with Novartis Consolidated Returns.
OECD	means the Organization for Economic Cooperation and Development.
Opinion
means the written opinion of Cravath, Swaine & Moore LLP that, subject to the accuracy of and compliance with the relevant Representations, the Distribution should qualify for its U.S. Intended Tax Treatment.

Ordinary Taxes	means Taxes other than (a) Transaction Taxes, (b) Restructuring Taxes and (c) Transfer Taxes.
Parties	has the meaning ascribed thereto in the Preamble.
Post-Separation Period	means, except as otherwise provided in any of the Schedules that comprise Schedule A, any taxable period (or portion thereof) beginning after the Separation Date.
Pre-Separation Period	means, except as otherwise provided in any of the Schedules that comprise Schedule A, any taxable period (or portion thereof) ending on or before the Separation Date.
Proposed Acquisition Transaction	has the meaning ascribed thereto on Schedule A-2.

Refund Recipient	has the meaning ascribed thereto in Section 2.9.
Regulations	means the Treasury regulations promulgated under the Code or any successor Treasury regulations.
Representations	means representations made by the Parties and their Affiliates that serve as a basis for the Transaction Rulings and Opinion.
Restricted Action	means any action designated as a “Restricted Action” and occurring at any time during the period specified for such action, in each case on any of the Schedules that comprise Schedule A.
Restructurings	means the transactions described in Exhibit 2 (Separation Steps Plan) to the Separation Agreement.
Restructuring Taxes	means Taxes (other than Transfer Taxes and Transaction Taxes) arising out of the Transaction set forth in Exhibit 2 (Separation Steps Plan) to the Separation Agreement.
Ruling	means any ruling (including any supplemental ruling) issued by a Tax Authority concerning the Transaction, whether granted prior to, on or after the date hereof.
Sandoz	has the meaning ascribed thereto in the Preamble.
Sandoz Business	has the meaning ascribed to it in Section 1 (Definitions and Interpretation) to the Separation Agreement.
Sandoz Indemnity Event	means any event designated as a “Sandoz Indemnity Event” on any of the Schedules that comprise Schedule A.
Sandoz Tax Return	means any Tax Return that (a) includes any member of the Sandoz Group and (b) does not include any member of the Novartis Group.
Satisfactory Guidance	has the meaning ascribed thereto in Section 4.4b).
Separation Agreement	has the meaning ascribed thereto in the Preamble.
Swiss Intended Tax Treatment	has the meaning ascribed thereto on Schedule A-1.
Swiss Tax Rulings	has the meaning ascribed thereto on Schedule A-1.

Tax
means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Entity, in each case in the nature of a tax (including Employment Taxes), whether direct or indirect and whether the relevant Party’s own or secondary liability, and together with any interest, penalties, additional amounts and additions related thereto, including, for the avoidance of doubt, any penalties or charges resulting from any reporting obligations under EU Council Directive 2011/16 (“DAC6”).

Tax Advisor	means a Tax counsel or accountant of recognized national standing in the relevant jurisdiction.
Tax Authority	means any Governmental Entity charged with the determination, collection or imposition of Taxes.
Tax Benefit
means any Tax refund or other reduction of Taxes paid or currently payable as a result of a credit or offset or the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis).

Tax Contest	means an audit, review, examination, claim, enquiry, investigation or other administrative or judicial proceeding, in each case by any Tax Authority.
Tax Return
means (i) any return, declaration, statement, report, claim, election, schedule, form or information return filed or required or permitted to be filed with any Tax Authority relating to Taxes, including any supplement, schedule or attachment thereto and any amendment thereof, as well as any reporting in relation to a cross-border tax arrangement pursuant to DAC6 and (ii) any Transfer Pricing Document.

Tax Return Preparer	has the meaning ascribed thereto in Section 3.1.
Transaction Filing	means any filing designated as a “Transaction Filing” on any of the Schedules that comprise Schedule A.
Transaction Rulings	means the U.S. Tax Ruling and the Swiss Tax Rulings.
Transaction Tax Contest	means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.
Transaction Taxes	means all Taxes resulting from the failure of any applicable step of the Transaction to qualify for its Intended Tax Treatment and all reasonable out-of-

pocket legal, accounting and other advisory and court fees incurred in connection with liability for such Taxes, in each case, whether imposed on a Party or any of its Affiliates or on a Third Party.
Transaction	means the Restructurings and the Distribution.
Transfer Pricing Document
means any return, declaration, statement, report, claim, schedule, form or information return related to transfer pricing reporting and documentation (whether or not required or permitted to be filed with any Tax Authority), including country-by-country reporting and documentation of the type described in the Base Erosion and Profit Shifting Action 13 adopted by the OECD.

Transfer Taxes	means any sales, use, value-added, stamp, duty, excise, documentary, filing, recording, registration or other transfer Taxes incurred as a result of the Transaction.
Unqualified Tax Opinion	has the meaning ascribed thereto in Section 4.4c) of the Agreement.
U.S. Intended Tax Treatment	has the meaning ascribed thereto on Schedule A-2.
U.S. Tax Ruling	has the meaning ascribed thereto on Schedule A-2.
VAT	means value added tax.
Wrong Pocket Asset	means any property, right or asset that is subject to Section 20 (Wrong Pockets) of the Separation Agreement.

2	Tax Indemnity

2.1
Scope

This Section 2 regulates the allocation of Taxes between the Parties as well as the possible indemnities resulting therefrom, with the exception of Employment Taxes. For the avoidance of doubt, the allocation and indemnification obligations of the Parties in respect of Employment Taxes shall be governed exclusively by the Employment Matters Agreement.

2.2	Indemnity by Sandoz From and after the Effective Time, Sandoz shall be liable for, and shall indemnify and hold harmless Novartis and its Affiliates from the following, without duplication:

a)	Transaction Taxes allocated to Sandoz under Section 2.4;

b)	Transfer Taxes allocated to Sandoz under Section 2.5;

c)	Restructuring Taxes allocated to Sandoz under Section 2.6; and

d)	Ordinary Taxes allocated to Sandoz under Section 2.7.

2.3	Indemnity by Novartis From and after the Effective Time, Novartis shall be liable for, and shall indemnify and hold harmless Sandoz and its Affiliates from the following, without duplication:

a)	Transaction Taxes allocated to Novartis under Section 2.4;

b)	Transfer Taxes allocated to Novartis under Section 2.5;

c)	Restructuring Taxes allocated to Novartis under Section 2.6; and

d)	Ordinary Taxes allocated to Novartis under Section 2.7.

2.4	Allocation of Transaction Taxes

a)	Transaction Taxes shall be allocated to Sandoz to the extent such Transaction Taxes result from:

i)	the failure of any Representation or any representation herein made by Sandoz or any of its Affiliates to be true, correct and complete when made;

ii)
the breach by Sandoz or any of its Affiliates of any covenant or agreement contained in any Transaction Document (including those contained in Section 4.3, irrespective of any consent given by Novartis pursuant to Section 4.4), Transaction Ruling or Opinion;

iii)	any Sandoz Indemnity Event; or

iv)
any other action or failure to act by Sandoz or any of its Affiliates after the Effective Time that it knows or reasonably should expect, after consultation with a Tax Advisor, could give rise to Transaction Taxes, except to the extent such action or failure to act is otherwise expressly required or permitted by the Transaction Documents (other than under Section 4.4).

b)	Transaction Taxes shall be allocated to Novartis to the extent such Transaction Taxes result from:

i)
the failure of any Representation or any representation herein made by Novartis or any of its Affiliates to be true, correct and complete when made, except any Representation that is substantially the same as any Representation made by Sandoz or any of its Affiliates;

ii)	the breach by Novartis or any of its Affiliates of any covenant or agreement contained in any Transaction Document, Transaction Ruling or Opinion;

iii)	any Novartis Indemnity Event; or

iv)
any other action or failure to act by Novartis or any of its Affiliates after the Effective Time that it knows or reasonably should expect, after consultation with a Tax Advisor, could give rise to Transaction Taxes, except to the extent such action or failure to act is otherwise expressly required or permitted by the Transaction Documents.

c)
Notwithstanding Section 2.4a) or b), if a Transaction Tax would otherwise be allocated under both Sections 2.4a) and b), then such Transaction Tax shall be allocated between the Parties in proportion to the relative degrees of fault of the members of the Sandoz Group (and such members’ Affiliates and, if applicable, counterparties) and the members of the Novartis Group (and such members’ Affiliates and, if applicable, counterparties).

d)	If a Transaction Tax is not otherwise allocated under this Section 2.4, then such Transaction Tax shall be allocated to Novartis.

e)
Notwithstanding any other provision of this Agreement, if any applicable step of the Transaction fails to qualify for its Intended Tax Treatment resulting in Transaction Taxes being incurred and, as a result of such Transaction Taxes, any member of the Novartis Group or the Sandoz Group actually realizes a Tax Benefit, then the Parties shall make appropriate payments to share the Tax Benefit in the same manner as the Taxes were allocated pursuant to this Agreement (provided that no Tax shall be considered to be allocated to a Party for purposes of computing a payment under this Section 2.4e) to the extent such other Party owes but has not yet paid any amount in respect of such Tax).

2.5
Allocation of Transfer Taxes

Transfer Taxes that are value-added Taxes of the Sandoz Group shall be allocated to Sandoz and of the Novartis Group shall be allocated to Novartis. All Transfer Taxes other than value-added Taxes shall be allocated to Novartis.

2.6	Allocation of Restructuring Taxes Restructuring Taxes shall be allocated as follows:

a)	Restructuring Taxes resulting from capital gains realised at the level of any member of the Sandoz Group shall be allocated to Sandoz; and

b)	All other Restructuring Taxes shall be allocated to Novartis.

2.7	Allocation of Ordinary Taxes

a)	Except as otherwise provided in this Section 2.7, Ordinary Taxes shall be allocated as follows, for any Pre-Separation Period and Post-Separation Period:

i)	Ordinary Taxes attributable to the Sandoz Business, and the share of the Sandoz Group in the Taxes on Novartis Consolidated Returns, as outlined in Exhibit 1, shall be allocated to Sandoz; and

ii)	All other Ordinary Taxes of the Novartis Group that are not otherwise specifically allocated under Section 2.7a)i) shall be allocated to Novartis.

Notwithstanding (i) and (ii) above, Ordinary Taxes relating to Delayed Interests shall be allocated to Novartis and Sandoz respectively, pursuant to the Transitional Distribution Services Agreement, except where unforeseeable changes in tax laws or circumstances would have a material impact exceeding $100’000 compared to the amount of Taxes applied according to the Transitional Distribution Services Agreement for Novartis or Sandoz in which case the additional Ordinary Taxes resulting from such an unforeseeable event may be allocated to Sandoz, respectively Novartis.

In the event that the allocation of Ordinary Taxes between the Parties cannot be made pursuant to Section 2.7, the Parties shall refer to the methodology set forth in Exhibit 2 hereto to determine whether Ordinary Taxes of the Novartis Group and Sandoz Group are attributable to the Sandoz Group or Sandoz Business. Novartis and Sandoz shall, in any case, use Commercially Reasonable Efforts to cooperate in determining whether Ordinary Taxes of the Novartis Group and Sandoz Group are attributable to the Sandoz Business.

b)
Notwithstanding the foregoing, Ordinary Taxes of the Novartis Group and Sandoz Group for Post-Separation Periods that are attributable to any Wrong Pocket Asset shall be allocated in accordance with Section 2.7a)i) until such time that such Wrong Pocket Asset is transferred to its ultimate owner in accordance with the Separation Agreement, and such Taxes shall be determined on a “with and without” basis.

c)
With respect to each Sandoz Transferring Entity, Novartis shall cause the applicable Sandoz Share Transferor to indemnify the applicable Sandoz Share Transferee for any Ordinary Taxes allocated to Novartis in connection with such Sandoz Transferring Entity under this Section 2.7 that Novartis would be required to indemnify pursuant to Section 2.3 (subject to the limitations in Section 2.8) and vice versa.

2.8	Limitation on Indemnification of Ordinary Taxes Notwithstanding any other provision in this Agreement to the contrary:

a)
Neither Novartis nor Sandoz shall be required to indemnify or hold harmless Sandoz and its Affiliates or Novartis and its Affiliates for any Ordinary Taxes pursuant to Section 2.2 or Section 2.3, respectively, in each case for any individual item of Ordinary Taxes that does not exceed $100,000. For the avoidance of doubt, an individual item of Tax is a single type of Tax imposed by a single Tax Authority with respect to a single Tax assessment.

b)
The provisions of Section 2.8a) shall not apply to: (i) Ordinary Taxes attributable to any Wrong Pocket Asset or (ii) Ordinary Taxes which are not yet due and payable (taking into account any extensions) as of the Separation Date.

2.9
Refunds and Credits

Subject to and in accordance with Schedule A, if Novartis, Sandoz or any of their respective Affiliates receives a refund of a Tax for which the other Party is liable (in whole or in part) under this Agreement (a “Refund Recipient”), such Refund Recipient shall pay to the other Party or any of its Affiliates designated by the Parties in a commercially reasonable manner as the relevant recipient of such payment , within 30 days of receipt of such refund, an amount equal to the product of (a) such refund, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with the receipt of such refund, multiplied by (b) the percentage of such Tax for which the other Party is liable under this Agreement (reduced to the extent such other Party owes but has not yet paid any amount in respect of such Tax under this Agreement). If a Party would be a Refund Recipient but for the fact that it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then for purposes of the immediately preceding sentence, such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and such Party shall be treated as receiving such refund on the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability. If a Refund Recipient pays an amount to the other Party or any of its Affiliates designated as the recipient of such payment in respect of a refund under this Section 2.9 and such refund is subsequently disallowed or reduced by the relevant Taxing Authority, then such other Party or recipient of such payment shall repay such amount (or the relevant portion thereof, determined in accordance with the principles of this Section 2.9) to the Refund Recipient, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with the receipt and repayment of such amount.

3	Preparation and Filing of Tax Returns; Payment of Taxes

3.1	Preparation of Tax Returns

a)
With respect to any taxable period ending on or before December 31, 2022, and where the Tax Return filing has not been completed before the Separation Date, and as regards Tax Returns relating to VAT and Employment Taxes, for periods up to the Separation Date, Sandoz or Novartis shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return, as outlined in Exhibit 1.

b)	With respect to any taxable period ending on or after January 1, 2023, and as regards Tax Returns relating to VAT, for periods after the Separation Date:

i)	Novartis shall prepare and file, or cause to be prepared and filed, all Novartis Tax Returns; and

ii)	Sandoz shall prepare and file, or cause to be prepared and filed, all Sandoz Tax Returns.

The Party required to prepare (or cause to be prepared) any Tax Return under this Section 3.1 or Section 3.2 of this Agreement shall be referred to as the “Tax Return Preparer” with respect to such Tax Return. The Party that is the Tax Return Preparer with respect to a Tax Return shall be responsible for all costs and expenses associated with the preparation and filing of such Tax Return pursuant to this Section 3.1 or Section 3.2, as applicable.

3.2	Preparation of Certain Transfer Pricing Documents

a)	Notwithstanding anything to the contrary in Section 3.1:

i)	Novartis shall prepare and timely file, or cause to be prepared and timely filed, all Transfer Pricing Documents relating to the taxable period ending on or before December 31, 2022; and

ii)
Sandoz shall prepare and timely file, or cause to be prepared and timely filed, all Transfer Pricing Documents relating to the Sandoz Group with respect to any taxable period ending on or after January 1, 2023.

b)
For the avoidance of doubt, any Transfer Pricing Document prepared by Sandoz pursuant to Section 3.2a)ii) shall be a Tax Return subject to Sections 3.3a)-c) of this Agreement for which Sandoz shall be the Tax Return Preparer and Novartis shall be the other Party. Pursuant to Section 3.3a), and for a period of 2 years following the Separation Date, Sandoz shall notify Novartis of changes to the Transfer Pricing Documents prepared in accordance with this Section 3.2, other than changes already discussed and agreed between the Parties prior to the Separation in writing, which are not based on a change of functions and may result in a conflict with any Transfer Pricing Documents prepared by Novartis. For the avoidance of doubt, Sandoz shall not be required to notify changes to its Transfer Pricing Documents which would result from changes in applicable laws.

c)
Sandoz shall not implement during a 2-year period after the Effective Time any change to its transfer prices that could reasonably be expected to retroactively and adversely impact Novartis or any entity the Taxes of which are allocated to Novartis under this Agreement, without prior notification of Novartis of such change. For the avoidance of doubt, changes to Sandoz’ transfer prices which are agreed in writing before the Separation between the Parties shall not fall under the present Section 3.2c).

3.3
Method of Preparing Tax Returns

To the extent that the Tax Return Preparer is required to prepare a Tax Return that is described in Section 3.1a) or that directly relates to (i) Taxes or related amounts for which the other Party is responsible under this Agreement, (ii) any Tax Benefit or Tax attribute to which such other Party is entitled under this Agreement or (iii) matters affecting a Tax Return that such other Party is required to prepare (or cause to be prepared) under Section 3.1 or Section 3.2:

a)
the Tax Return Preparer shall prepare (or cause to be prepared) such Tax Return or the relevant portions thereof on a basis consistent with past practice (except as required by Applicable Law or to comply with a position taken by a Tax Authority following a Tax Contest, as required to adjust to circumstances arising out of the Transaction or as determined in good faith by the Tax Return Preparer), and the Tax Return Preparer shall notify the other Party of any such portions not prepared on a basis consistent with past practice.

b)
the Tax Return Preparer shall, upon request, provide the other Party access to such Tax Return or relevant portions thereof, all related workpapers and such additional information as the other Party may reasonably request at least thirty (30) days prior to the due date (including any valid extensions) for filing such Tax Return and shall consider in good faith such other Party’s reasonable comments; and

c)	the Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

3.4
Information Packages

Each Party (a) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party, at such Party’s costs, as reasonably necessary, consistent with the practices of the Novartis Group and Sandoz Group in preparing Tax Returns as of the date hereof, to prepare any Tax Return required to be prepared under Section 3.1 or Section 3.2 on a timely basis and (b) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with such practices.

3.5
Payment of Taxes

In addition to its obligations under Section 3.3, the Tax Return Preparer shall, no later than five (5) Business Days prior to the due date (including any valid extensions) for filing any Tax Return that it is required to prepare or cause to be prepared under Section 3.1, notify the other Party of any amount (including any portion of the total) shown as due on such Tax Return for which such other Party must indemnify the Tax Return Preparer under this Agreement, together with back-up calculations (including any applicable back-up calculations described on any of the Schedules that comprise Schedule A). Such other Party shall pay such amount to the Tax Return Preparer no later than the due date (including any valid extensions) for filing such Tax Return. The Tax Return Preparer shall pay (or cause the responsible party to pay) to the relevant Tax Authority any Taxes shown as due on any Tax Returns that it is required to prepare or cause to be prepared under Section 3.1, without regard to whether it has received the payment described in the immediately preceding sentence. The obligation to make payments to the relevant Tax Authority or failure to give notice under this Section 3.5 shall not affect the Tax Return Preparer’s right, if any, to be indemnified or otherwise receive payments with respect to such Taxes under this Agreement, except to the extent that any such failure to give notice has actually prejudiced the other Party.

3.6
Amendments

Each Party shall not (and shall cause its Affiliates not to) amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (a) increase Taxes or related amounts for which the other Party is responsible under this Agreement or (b) decrease any Tax Benefit to which such other Party is entitled under this Agreement, in each case without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

3.7
Carrybacks

With respect to any member of the Novartis Group or Sandoz Group that was a member of a consolidated, combined, unitary, affiliated, aggregate or similar group that included any member of the Novartis Group in any Pre-Separation Period, Novartis, respectively Sandoz, shall, and shall cause its Affiliates, to make any available elections to waive the right to carry back any Tax attributes of such member of the Novartis Group or Sandoz Group from any Post-Separation Period to any such Pre-Separation Period of such member and shall not make any affirmative election to claim any such carryback.

3.8	Tax Attributes

a)
Novartis shall inform Sandoz in writing of the portion, if any, of any Tax attributes relating to any Pre-Separation Period which Novartis determines in good faith shall be allocated to Sandoz after the Separation Date. Novartis or Sandoz, shall, as the relevant Tax Return Preparer, prepare all Tax Returns in accordance with such written notice.

b)
Each Party shall indemnify the other Party for the use of any Tax attribute by it or any of its respective Affiliates in the course of any Post-Separation Period, which is attributable to or has arisen from the business carried out by such other Party.

For the avoidance of doubt, the provisions of this Section 3 shall also apply with respect to Employment Taxes, provided and to the extent, that the Employee Matters Agreement declares them applicable.

4	Tax Matters Relating to the Transaction

4.1	Mutual Representations As of the date of this Agreement, each Party represents that:

a)	All Representations made by it or its Affiliates are true, correct and complete; and

b)
It knows of no fact, and has no plan or intention to take or fail to take any action, which fact, action or failure to act it knows or reasonably should expect, after consultation with a Tax Advisor, (i) is inconsistent with the Representations given and other information provided by it or its Affiliates in connection with any Transaction Ruling or Opinion, (ii) is inconsistent with the qualification of any applicable step of the Transaction for its Intended Tax Treatment or (iii) could adversely affect the issuance, effectiveness or validity of any Transaction Ruling or Opinion.

4.2	Mutual Covenants

a)
Each Party shall use its reasonable best efforts to cause the Opinion to be issued, including by executing letters containing reasonable and customary representations that are true, correct and complete on behalf of itself and its Affiliates.

b)
Except as otherwise expressly required or permitted by the Transaction Documents, after the Effective Time neither Party shall take or fail to take, or cause or permit its respective Affiliates to take or fail to take, any action, if such action or failure to act (i) would be inconsistent with the Representations given and other information provided by it or its Affiliates in connection with any Transaction Ruling or Opinion, (ii) would be inconsistent with the qualification of any applicable step of the Transactions for its Intended Tax Treatment or (iii) could adversely affect the issuance, effectiveness or validity of any Transaction Ruling or Opinion.

4.3	Restricted Actions

a)	Subject to Section 4.4, Sandoz shall not (and shall not cause or permit any of its Affiliates to), in any transaction or series of transactions, engage in any Restricted Action;

b)
If Sandoz merges or consolidates with another Person to form a new Person or another Person acquires a majority of the Capital Stock of Sandoz, references in this Agreement to Sandoz shall also include that new Person or that acquiring Person, as applicable, and references to Capital Stock of Sandoz shall also include the Capital Stock of that new Person or that acquiring Person, as applicable, and always to the extent permitted by applicable law.

4.4	Consent To Take Certain Restricted Actions

a)
Sandoz may (and may cause or permit its Affiliates to) take an action otherwise prohibited under Section 4.3 if, prior to taking such action, Novartis provides consent. Novartis may not withhold its consent if Sandoz has provided Novartis with Satisfactory Guidance with respect to such action. In all other cases, Novartis’s consent shall be at its sole discretion.

b)
For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Sandoz, in either case satisfactory to Novartis in its sole discretion in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any applicable step of the Transactions to fail to qualify for its Intended Tax Treatment.

c)
For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, reasonably acceptable to Novartis, that permits reliance by Novartis. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Opinion, Unqualified Tax Opinions and Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that the applicable steps of the Transactions would have qualified for the Intended Tax Treatment if the action in question did not occur.

4.5	Procedures Regarding Opinions and Rulings

4.5.1
Satisfactory Guidance

Subject to Section 4.5.5, if Sandoz notifies Novartis that it desires to take a Restricted Action and seeks Satisfactory Guidance for purposes of Section 4.4, Novartis, at the request of Sandoz, shall use Commercially Reasonable Efforts to expeditiously obtain, or assist Sandoz in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, Novartis shall not be required to take any action pursuant to this Section 4.5.1 if, upon request, Sandoz fails to certify that all information and representations relating to Sandoz or any of its Affiliates in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction or to any other Restricted Action involving a counterparty that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Sandoz shall reimburse Novartis for all reasonable out-of-pocket costs and expenses incurred by Novartis or any of its Affiliates in obtaining Satisfactory Guidance within twenty (20) days after receiving an invoice from Novartis therefor.

4.5.2
Other Rulings and Opinions Relating to the Transaction

Subject to Section 4.5.1, Novartis shall have the right to obtain a Ruling, any other guidance from any Tax Authority or an opinion of Tax counsel or an accounting firm relating to the Transaction at any time in Novartis’s sole discretion. Sandoz, at the request of Novartis, shall use Commercially Reasonable Efforts to expeditiously obtain, or assist Novartis in obtaining, any such Ruling, other guidance or opinion; provided, however, that Sandoz shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. Novartis shall reimburse Sandoz for all reasonable out-of-pocket costs and expenses incurred by Sandoz or any of its Affiliates in obtaining any such Ruling, other guidance or opinion requested by Novartis within twenty (20) days after receiving an invoice from Sandoz therefor.

4.5.3
Participation Rights

If either Party seeks to obtain a Ruling pursuant to Section 4.5.1 or a Ruling (or any other guidance from any Tax Authority relating to the Transaction) that can reasonably be expected to affect the other Party’s liabilities under this Agreement, then such Party shall at its own costs (i) keep the other Party informed of all material actions taken or proposed to be taken in that regard, (ii) reasonably in advance of the submission of any ruling request, provide the other Party with a draft thereof, consider the other Party’s comments on such draft and provide the other Party with a final copy thereof and (iii) provide the other Party with notice reasonably in advance of, and (subject to the approval of the applicable Tax Authority) permit the other Party to attend, any formally scheduled meetings with the applicable Tax Authority that relate to such Ruling or such other guidance.

4.5.4
Pre-Separation Rulings

Novartis and Sandoz shall, and shall cause the applicable members of the Novartis Group and Sandoz Group, respectively, to, cooperate on a basis consistent with past practice with respect to any request for a ruling from a Tax Authority or advance agreement or other similar proceeding with a Tax Authority that remains pending at the time of the Distribution and the resolution of which is reasonably expected to affect Taxes, or otherwise require the cooperation, of both Novartis (or any other member of the Novartis Group), on the one hand, and Sandoz (or any other member of the Sandoz Group), on the other hand.

4.5.5
Limitations on Seeking Rulings

Notwithstanding anything herein to the contrary, Sandoz shall not seek a ruling from any Tax Authority with respect to a Pre-Separation Period (whether or not relating to the Transaction) without Novartis’ prior consent which shall not be unreasonably withheld, and Novartis shall not be required to obtain or assist in obtaining any such ruling, if Novartis determines that there is a reasonable possibility that such action could have an adverse impact on Novartis or any of its Affiliates. Novartis shall provide a response within five (5) days of being notified Sandoz’ intention to seek a ruling for a Pre-Separation Period.

4.6
Notice Actions

If Sandoz proposes to (i) enter into, (ii) permit to occur or (iii) cause or permit any of its Affiliates to enter into or permit to occur any Notice Action, Sandoz shall undertake in good faith to provide Novartis, no later than twenty (20) days following the signing of any written agreement with respect to such Notice Action or obtaining knowledge of the occurrence of any such Notice Action that takes place without written agreement, with a written description of such transaction (including the information required to be provided with respect to such Notice Action as set forth on the relevant Schedule included in Schedule A) and additional information as Novartis may reasonably request; provided, that in no case shall Sandoz be required to provide Novartis with any material non-public information.

4.7
Reporting

The Parties each (a) shall timely file (or cause to be timely filed) any appropriate information and statements (including any Transaction Filings) to report the applicable steps of the Transaction as qualifying for the Intended Tax Treatment and (b) except to the extent required by a change of Applicable Law or a Determination, shall not (and shall not cause or permit any of its respective Affiliates to) take any position on any Tax Return, financial statement or other document (or otherwise with a Tax Authority) that is inconsistent with such qualification. If either Party determines it is required to (x) report any applicable step of the Transaction in a manner other than as qualifying for its Intended Tax Treatment or (y) take any position on any Tax Return, financial statement or other document (or otherwise with a Tax Authority) that is inconsistent with such qualification, such Party shall promptly notify the other Party of its determination, and the Parties shall use Commercially Reasonable Efforts to cooperate to determine the reporting of such step of the Transactions in a manner consistent with Applicable Law.

5	Tax Matters relating to Other Agreements

5.1	Termination of Tax Sharing Agreements and Tax Groups

a)
Prior to the Effective Time, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Novartis Group, on the one hand, and one or more members of the Sandoz Group, on the other hand

(other than this Agreement or any other Transaction Document). Upon termination, all rights and obligations under such agreements shall cease.

b)
To the extent one or more members of the Sandoz Group, on the one hand, and one or more members of the Novartis Group, on the other hand, are members of the same combined, consolidated or unitary Tax group for purposes of filing any Tax Return and such group does not automatically terminate as a result of the Transactions, the Parties shall cooperate to terminate such group effective prior to the Effective Time.

5.2
Amount of Indemnity Payments

The amount of any Indemnity Payment, including, for the avoidance of doubt, of any Indemnity Payment, paid by either Party to the other Party pursuant to this Agreement, the Separation Agreement as well as any other Ancillary Agreement shall be (a) reduced to take into account any Tax Benefit actually incurred by the indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (b) increased to take into account any Tax cost actually realized by the indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, and any Taxes imposed on additional amounts payable pursuant to this Section 5.2, taking into account Section 5.3).

5.3
Tax Treatment of Indemnity Payments

The Parties shall cooperate in a commercially reasonable manner to determine the treatment of Indemnity Payments for all relevant Tax purposes as and when they are made, as well as designating the relevant payor and recipient of such Indemnity Payments.

5.4
Treatment of Wrong Pocket Assets

To the extent permitted by Applicable Law and except as otherwise provided on any of the Schedules that comprise Schedule A, the Parties agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, (a) any Wrong Pocket Asset as having been transferred to its ultimate owner (or, if applicable for any Wrong Pocket Asset, as having remained with its ultimate owner) in accordance with the Separation Agreement as of the Effective Time and (b) any payments, goods and other benefits received by the transferor in respect of such Wrong Pocket Asset prior to its transfer to its ultimate owner in accordance with the Separation Agreement as having been received by such transferor as an agent or nominee for such ultimate owner.

6	Procedural Matters

6.1	Tax Contests

a)
Novartis or Sandoz, as applicable, shall, within thirty (30) days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation (or to have or to lose a refund entitlement) under this Agreement, notify such other Party of such Tax Contest and thereafter promptly forward or make available to such other Party copies of notices and communications relating to the relevant portions of such Tax Contest (the Party so required to notify such other Party, the “Notifying Party”). Notwithstanding the preceding sentence, if the applicable Tax Authority requests a response, or other action is required, with respect to such Tax Contest within thirty (30) days of the Notifying Party becoming aware of such Tax Contest, the Notifying Party shall notify the other Party of such Tax Contest as soon as possible following the Notifying Party becoming aware of such Tax Contest. A failure by a Party to give notice as provided in this Section 6.1a) (or to promptly forward any such notices or communications) shall not relieve the other Party’s indemnification obligations under this Agreement, except to the extent that such other Party shall have been actually prejudiced by such failure.

b)
With respect to any Tax Contest Novartis and Sandoz are aware of as of the date of this Agreement, which Tax Contests are identified on Exhibit 3 hereto, Novartis shall have the right to control the conduct and settlement of such Tax Contest.

c)	With respect to any other Tax Contest other than a Transaction Tax Contest:

i)	Novartis shall have the exclusive right to control the conduct and settlement of any Tax Contest of:

A)	any member of the Novartis Group;

B)
to the extent such Tax Contest relates to a Novartis Consolidated Return or to Transfer Pricing Documents prepared by (i) Novartis or (ii) Sandoz where such Transfer Pricing Documents are likely to impact a member of the Novartis Group pursuant to Section 3.2, any member of the Sandoz Group.

C)

ii)	Sandoz shall have the exclusive right to control the conduct and settlement of any other Tax Contest of any member of the Sandoz Group.

Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause the other Party to have an indemnification obligation (or to have or to lose a refund entitlement) under this Agreement as well as in cases covered by Section 6.1c)i)B) either with respect to Novartis Consolidated Tax Returns filed in Germany which are prepared by a Sandoz entity according to Section 3.1a) or to the extent a Sandoz entity could be affected by such Tax Contest, then (i) such other Party shall have the right to share joint control over the conduct and settlement of such portion or aspect and (ii) whether or not such other Party exercises that right, Novartis or Sandoz, as applicable, shall not accept or enter into any settlement without the prior written consent of such other Party (not to be unreasonably withheld, conditioned or delayed).

d)
Novartis and Sandoz shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Notwithstanding the foregoing, Novartis shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if Novartis notifies Sandoz that (notwithstanding the rights and obligations of the

Parties under this Agreement) Novartis agrees to pay (and indemnify Sandoz against) any Transaction Taxes resulting from such Transaction Tax Contest.

e)	In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof), and unless waived by the Parties in writing:

i)
neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed);

ii)
both Parties shall have a right to review, comment on and consent to (not to be unreasonably withheld, conditioned or delayed) any correspondence or filings to be submitted to any Tax Authority with respect to such Tax Contest (or the relevant portion or aspect thereof);

iii)
both Parties shall have the right to attend any formally scheduled meetings with any Tax Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof);

iv)
both Parties shall, in dealing with any Tax Authority, in good faith, take into account and have due regard to any financial, reputational or other impact such dealings might have on the other Party and/or any of its Affiliates;

v)	both Parties shall use Commercially Reasonable Efforts to reach and take a common position in dealing with any Tax Authority; and

vi)
in the event the Tax Contest relates to a Tax Return for which Novartis is the Tax Return Preparer, Sandoz shall not consult or otherwise retain any Tax counsel, accountant or other advisor in connection with such Tax Contest unless such Person is a Tax Advisor reasonably acceptable to Novartis.

f)
All reasonable external costs, expenses and fees (including legal, accounting and other advisory and court fees) incurred after the Distribution in the course of conducting any Tax Contest, shall be borne by the Parties in the same manner as the Taxes that are the subject of such Tax Contest are allocated between the Parties pursuant to this Agreement.

6.2	Cooperation Novartis and Sandoz shall, and shall cause their respective Affiliates to, cooperate fully, and in good faith, with all reasonable requests from the other Party in connection with:

a)
Matters covered by this Agreement, including the preparation and filing of Tax Returns or Transfer Pricing Documents, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests, as well as the implementation of the Parties’ respective transfer pricing model and practices, where such practice or model could reasonably be expected to impact the other Party, excluding changes in transfer prices which have been pre-

agreed by the Parties before the Separation in writing. Such cooperation shall for example include, but not be limited to:

i)	the preparation and execution of any document or VAT compliant invoice that may be necessary or reasonably helpful in connection with the matters covered by this Agreement; and

ii)
compliance with Section 16 (Access to Information; Books and Records) of the Separation Agreement (provided, however, that Books and Records relating to Taxes shall be retained by the relevant Group until the expiration of the relevant statute of limitations (including extensions));

iii)
where required and possible with reasonable efforts, providing access to and assistance from any current personnel (including a current director, officer, manager, employee or agent, adviser or consultant) responsible for the preparation, maintenance and interpretation of information and documents relating to the other Party’s Taxes.

b)
Reporting and compliance duties beyond the Agreement, such as filing obligations applicable under Pillar One and Pillar Two of the OECD Base Erosion and Profit Shifting Project or related to Country-by-Country Reporting. Any information necessary to comply with this Section 6.2b) shall be shared respectively by Novartis and Sandoz on a need-to-know basis only.

6.3	Indemnification Claims and Payments

a)
A Party shall be entitled to make a claim for indemnification with respect to Taxes under this Agreement when such Party determines that it or one of its Affiliates is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment. Except as otherwise provided in Section 3.5, such Party shall provide to the other Party notice of such claim within sixty (60) Business Days after the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed. Such notified Party shall make the claimed payment to the notifying Party within sixty (60) days after receiving such notice, unless such notified Party reasonably disputes its liability for, or the amount of, such payment.

b)
Notwithstanding Section 6.3a), with respect to any claim for payment relating to Taxes that are the subject of a Tax Contest, the Party seeking Indemnification (the “Indemnified Party”) shall not be entitled to make a claim for payment until there has been a Determination with respect to such Taxes, provided, however, that if the Indemnified Party is able to pay a reasonable estimate or agreed amount of such Taxes or other commercially reasonable amount (such amount, the “Deposit Amount”) to the applicable Tax Authority and the payment of such Deposit Amount would suspend or avoid the imposition or accrual of interest or penalties with respect to such Taxes, unless both Parties agree otherwise, the other Party (the “Indemnifying Party”) shall pay the Deposit Amount to the Indemnified Party promptly after the Indemnified Party is able to determine the Deposit Amount with reasonable accuracy, and, upon receipt of payment from the Indemnifying Party, the Indemnified Party shall promptly remit the Deposit Amount to the applicable Tax Authority.

c)
A failure by a Party to give notice as provided in Section 6.3a) shall not relieve the other Party’s indemnification or other payment obligations under this Agreement, if any, except to the extent that such other Party shall have been actually prejudiced by such failure. Nothing in this Section 6.3 shall prejudice a Party’s right to receive payments pursuant to Section 3.5.

d)
The Parties shall cooperate in good faith to determine the manner in which any payments required to be made under this Agreement shall be made, including by providing for any such payments to be made directly between the Parties’ respective subsidiaries.

For the avoidance of doubt, the provisions of this Section 6 shall also apply with respect to Employment Taxes, provided and to the extent that, the Employee Matters Agreement declares them applicable.

7	Miscellaneous

7.1
Incorporation

Sections 14.6 (No Double Recovery and No Double Counting), 22 (Further Assurances), 29 (Notices), 32 (Waivers, Rights and Remedies), 33 (Counterparts), 34 (Variations), 35 (Invalidity), 36 (No Third-Party Enforcement Rights) and 37 (Governing Law) of the Separation Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

7.2
Dispute Resolution

The Parties shall use Commercially Reasonable Efforts to cooperate to resolve any dispute, controversy or claim arising out of, relating to or in connection with this Agreement. If the Parties are unable to resolve such dispute, controversy or claim after complying with the preceding sentence, such dispute, controversy or claim shall be a “Dispute” within the meaning of the Separation Agreement and shall be subject to the provisions of Section 38 (Dispute Resolution) of the Separation Agreement for resolution of Disputes.

7.3
Termination

This Agreement will be automatically terminated if, at any time before the Distribution, the Separation Agreement is terminated. In the event of the termination of this Agreement pursuant to this Section 7.3, this Agreement, except for the provisions of this Section 7.3, will become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

7.4
Confidentiality

Each Party hereby acknowledges that confidential Information of such Party or its Affiliates may be exposed to employees and agents of the other Party or its Affiliates as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligations with respect to Information of the other Party or its

Affiliates shall be governed by Section 24 (Confidentiality and Non-Use) of the Separation Agreement.

7.5
Assignability

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Applicable Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, (b) the sale of all or substantially all of such Party’s assets or (c) the acquisition of all of the Capital Stock of such Party; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.

7.6
Entire Agreement

This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

7.7
Separation Agreement; Schedule A

In the event of any inconsistency between this Agreement and the Separation Agreement or any other Transaction Document, the provisions of this Agreement, as well as the provisions of the Employment Matters Agreement as regards the allocation of Employment Taxes, will prevail. In the event of any inconsistency between this Agreement (other than Schedule A) and Schedule A, the provisions of Schedule A will prevail. For the avoidance of doubt, no provision of any Transaction Document (other than this Agreement), including the Third-Party Claims and Investigations Management Agreement, shall apply to the conduct of Tax Contests, which shall be governed exclusively by the provisions of this Agreement. Conversely, the management of any claim, investigation or other matter which does not constitute or relate to a Tax Contest, shall be covered by the Third-Party Claims and Investigations Management Agreement to the extent that it constitutes a Covered Claim or Investigation as defined in the Third-Party Claims and Investigations Management Agreement. The provisions of Section 3 and 6 shall apply with respect to Employment Taxes, provided and to the extent that, the Employee Matters Agreement declares them applicable.

7.8	Headings The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9
Survival of Covenants

Except as expressly set forth in this Agreement, the provisions in this Agreement shall survive the consummation of the Transactions and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof) plus ninety (90) days.

7.10
Late Payments

Any amount owed by one Party to another Party under this Agreement that is not paid when due will bear interest at the Default Interest Rate from the due date of the payment to the date paid.

7.11
Interpretation

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein”, “herewith”, “this Agreement" and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Any capitalized terms used in any schedule to this Agreement but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. References to "written" or "in writing" include in electronic form. Any reference to any provisions of the Code or Regulations or to other Applicable Laws shall be deemed to include any amendments or successor provisions thereto as appropriate. References to dollars or $ are references to the lawful currency from time to time of the United States of America. Any reference herein to a "Section" number shall include a reference to the corresponding Section numbers in the Schedules that comprise Schedule A.

Notwithstanding the foregoing, the purpose of Section 4 is to ensure that the applicable steps of the transactions qualify for the Intended Tax Treatment and, accordingly, the parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible.

- Signatures on next page -

Novartis AG:

/s/ Peter Schreiner Name: Dr. Peter Schreiner Title: Authorized Representative	/s/ Christoph Ziegler Name: Christoph Ziegler Title: Authorized Representative

Signature page of Tax Matters Agreement

Sandoz Group AG:

/s/ Richard Saynor Name: Richard Saynor Title: Authorized Representative	/s/ Ingrid Sollerer Name: Ingrid Sollerer Title: Authorized Representative

Signature page of Tax Matters Agreement

EXHIBIT 1

ALLOCATION OF ORDINARY TAXES AND TAX RETURN PREPARERS

EXHIBIT 2

 ALTERNATE METHODOLOGY FOR THE ALLOCATION OF ORDINARY TAXES

EXHIBIT 3

LIST OF TAX CONTESTS

SCHEDULE A

SCHEDULE A-1

SWITZERLAND

1
Definitions

In this Agreement the following terms have the following meanings. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation Agreement or the Tax Matters Agreement.

Basel-Stadt Tax Rulings	mean the tax rulings Novartis has obtained with the tax authority of the canton of Basel-Stadt in connection with the Transaction.
SFTA	means the Swiss Federal Tax Administration.
SFTA Tax Ruling	means the tax ruling Novartis has obtained with the SFTA in connection with the Transaction.
Swiss Intended Tax Treatment	means the qualification of the steps of the Transaction set forth in Section 4 of this Schedule A-1.
Swiss Stamp Duty	means the tax imposed based on the Swiss Federal Act on Stamp Duties of 27 June 1973 (Bundesgesetz über die Stempelabgaben) as amended from time to time together with the related ordinances, regulations and guidelines.
Swiss Tax Rulings	means the Basel-Stadt Tax Rulings, the SFTA Tax Ruling and the Zug Tax Ruling.
Swiss Withholding Tax	means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.
Switzerland, Swiss or CH	means the territory of the Swiss Confederation as defined by its laws in accordance with international law.
Zug Tax Ruling	means the tax ruling Novartis has obtained with the tax authority of the canton of Zug in connection with the Transaction.

2
Restricted Actions

The following restricted actions apply for Sandoz: Sandoz failing to comply or causing or permitting any of its Affiliates to fail to comply with the facts and conditions stated in the Swiss Tax Rulings relating to Sandoz and any of its Affiliates. In particular after the Separation Date Sandoz failing to continue the holding activity at its legal seat in Switzerland.

3	Swiss Tax Rulings

a)
Basel-Stadt Tax Rulings mean the tax ruling Novartis has obtained with the tax authority of the canton of Basel-Stadt dated June 13, 2023, and confirmed on June 14, 2023, covering Swiss corporate income and capital taxes in relation to the Transaction and the ruling dated June 29, 2023, and confirmed on 28 July, 2023, covering personal income taxes for shareholders resident in Switzerland in relation to the Transaction.

b)
SFTA Tax Ruling means the tax ruling Novartis has obtained with the SFTA dated May 17, 2023, and confirmed on June 13, 2023, covering Swiss Withholding Tax and Swiss Stamp Duty in relation to the Transaction.

c)
Zug Tax Ruling means the tax ruling Novartis has obtained with the tax authority of the canton of Zug dated February 10, 2023, and confirmed on February 22, 2023, covering Swiss corporate income and capital taxes in relation to the Transaction.

4
Swiss Intended Tax Treatment

The Transaction should qualify as a tax neutral reorganization and a grandparent contribution as confirmed by the Swiss Tax Rulings for Swiss tax purposes and should not trigger Swiss corporate income and capital taxes, personal income taxes for shareholders resident in Switzerland holding the Novartis shares as private assets, Swiss Withholding Tax or Swiss Stamp Duties.

SCHEDULE A-2

UNITED STATES

1	Definitions For purposes of this Schedule A-2, the following terms have the following meanings.

10% Acquisition Transaction
means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 20%.

Active Trade or Business
means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business of Sandoz described in the Representations for purposes of satisfying the requirements of Section 355(b) of the Code.

Employee Share Purchase Plan	means the Employee Share Purchase Plan for North American Employees adopted by the Board of Directors of Novartis Corporation on July 18, 2021.
ESPP Shares	has the meaning ascribed thereto in Section 3c) of this Schedule A-2.
Notice Action	has the meaning ascribed thereto in Section 6 of this Schedule A-2.
Proposed Acquisition Transaction	has the meaning ascribed thereto in Section 5b) of this Schedule A-2.
United States or U.S.	means the United States of America.
U.S. Intended Tax Treatment	means the qualification of the Distribution as a distribution described in Section 355(a) of the Code.
U.S. Ordinary Taxes
means Ordinary Taxes imposed, collected or withheld by or on behalf of the United States or any political subdivision thereof (whether state or local), including through any agency, authority, instrumentality, regulatory body, court or other entity exercising power on behalf thereof or through the implementation of any agreement or treaty entered into with the United States.

US Sandoz Sale Date	Has the meaning ascribed thereto in Exhibit A-2-A.

U.S. Tax Ruling	means the private letter ruling issued to Novartis on June 2, 2023 by the IRS in connection with the Transaction.
2	Allocation of Transaction Taxes

a)	Each of the following items shall constitute a "Sandoz Indemnity Event":

i)
The application of Section 355(a)(1)(B) of the Code to any part of the Transaction as a result of any direct, indirect or deemed acquisition after the Distribution of Capital Stock or assets of Sandoz or any of its Affiliates; and

ii)	any action by Sandoz or any of its Affiliates described in Section 5 of this Schedule A-2 without regard to Section 4.4 of the Agreement.

b)	Each of the following items shall constitute a "Novartis Indemnity Event":

i)
The application of Section 355(a)(1)(B) of the Code to any part of the Transaction as a result of any direct, indirect or deemed acquisition after the Distribution of Capital Stock or assets of Novartis or any of its Affiliates.

3	Allocation of Ordinary Taxes

a)
Ordinary Taxes that are U.S. Ordinary Taxes shall be allocated between the Pre-Separation Period and the Post-Separation Period as provided in Section 2.7 of the Agreement, except that, with respect to the share of the Sandoz Group in the Taxes on Novartis Consolidated Returns, Pre-Separation Period and Post-Separation Period shall have meaning ascribed to each, respectively, in Exhibit A-2-A.

b)	The determination of which U.S. Ordinary Taxes for the Pre-Separation Period are attributable to the Sandoz Business shall be made in accordance with the methodology described in Exhibit A-2-A.

c)
Notwithstanding anything in this Agreement or in the Employment Matters Agreement to the contrary, solely Novartis (or its Affiliate) shall be entitled to claim any deduction in respect of a "disqualified disposition" (within the meaning of Section 421(b) of the Code) of shares purchased pursuant to the Employee Share Purchase Plan ("ESPP Shares"), regardless of whether such deduction arises in a Pre- Separation Period or a Post-Separation Period. For the avoidance of doubt, any shares of Sandoz received in the Distribution in respect of ESPP Shares shall also be treated as ESPP Shares.

4
Preparation of Sandoz Tax Returns

With respect to any taxable period ending on or after January 1, 2023 and on or before the US Sandoz Sale Date, Novartis shall prepare and file, or cause to be prepared and filed, all Sandoz Tax Returns that are U.S. state Tax Returns.

5	Restricted Actions

a)	During the period beginning on the date of the Distribution and ending on the first day after the two-year anniversary of the Distribution, the following are Restricted Actions:

i)	liquidating or partially liquidating, whether by merger, consolidation, conversion or otherwise;

ii)	entering into, causing or permitting any Proposed Acquisition Transaction;

iii)
redeeming or otherwise repurchasing (directly or indirectly) any Capital Stock of Sandoz, except to the extent such redemptions or repurchases meet the following requirements: (A) there is a bona fide, non-Tax business purpose for the repurchases of such Capital Stock, (B) such Capital Stock is widely held, (C) the repurchases of such Capital Stock will be made on the open market and (D) the aggregate amount of repurchases of such Capital Stock will be less than 20% of the total value of the outstanding Capital Stock of Sandoz (determined on the date of the Distribution);

iv)	selling, transferring or disposing of 40% or more of the consolidated gross assets that Sandoz and its Subsidiaries held immediately before the Distribution; and

v)	causing or permitting Sandoz to cease to engage in the Active Trade or Business.

b)	For purposes of this Schedule A-2, "Proposed Acquisition Transaction" means:

i)
any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined in accordance with Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Capital Stock of Sandoz that, when combined with any other acquisitions of Capital Stock of Sandoz that occur on or after the Distribution (but excluding any transaction described in Section 5b)ii) of this Schedule A-2), comprises 20% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Sandoz for U.S. federal income Tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of the Capital Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, Sandoz shall be treated as an indirect acquisition of the Capital Stock of Sandoz by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Sandoz for U.S. federal income Tax purposes increases by vote or value.

ii)	Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Sandoz of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) transfers of Capital Stock of Sandoz that satisfy Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355-7(d) of the Regulations or (C) issuances of Capital Stock of Sandoz that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 5b)ii)(A), (B) or (C) of this Schedule A-2 applies.

c)
The provisions of this Section 5, including the definition of "Proposed Acquisition Transaction", are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 5 and its interpretation; provided, that no such clarification or change shall have the effect of permitting any action otherwise prohibited under this Section 5.

6
Notice Actions

During the period beginning on the date of the Distribution and ending on the first day after the 30-month period following the Distribution, any 10% Acquisition Transaction is a Notice Action, and the information required to be provided with respect to any such 10% Acquisition Transaction includes (a) the type and amount of Capital Stock to be acquired or issued and (b) an explanation as to why such transaction does not result in the application of Section 355(a)(1)(B) of the Code to the Transaction.

7	Reporting The following are Transaction Filings: any appropriate information and statements required by Section 6045B of the Code and Sections 1.355-5 and 1.368-3 of the Regulations.

EXHIBIT A-2-A

Methodology for allocation of U.S. Ordinary Taxes in Pre-Separation Period with respect to Novartis Consolidated Returns

ANNEX I